Exhibit 99.1

Robin Vince Elected Chairman of BNY’s Board of Directors

NEW YORK, June 12, 2025 /PRNewswire/ — The Bank of New York Mellon Corporation (“BNY”) (NYSE: BK), a global financial services company, today announced that Chief Executive Officer Robin Vince was unanimously elected by the Board of Directors (“the Board”) to the additional position of Chairman, and Joe Echevarria, the current Chairman, as lead independent director, effective September 1, 2025. Joe Echevarria previously held the lead independent director role from 2016 to 2019.

“Since stepping into his role almost three years ago, Robin has demonstrated why the Board chose him as CEO. He has a rigorous approach to strategy and execution, along with an unwavering dedication to serving clients and creating value for shareholders,” said Joe Echevarria, Independent Chairman.

Robin Vince joined the Board of Directors of BNY and became Chief Executive Officer on August 31, 2022.

In the role of Chairman, Robin will lead the work to set the agenda for the board, leveraging his deep understanding of BNY’s business to continue the firm’s transformation, drive strategy and manage risk.

As the lead independent director, Joe Echevarria’s responsibilities will include acting as a liaison between independent directors and the Chairman and CEO, providing input on behalf of the independent directors on board agendas, calling meetings of the independent directors and setting agendas for executive sessions and meetings of independent directors.

“I’m grateful for the leadership of Joe and the entire Board of Directors, and I look forward to our continued collaboration,” said Robin Vince, BNY CEO and Chairman-elect. “I am confident in our company’s trajectory and see tremendous opportunity ahead as we continue to deliver for our clients, embrace new ways of working and come together as one BNY.”

Media	Investors

Anneliese Diedrichs +44 7930 135 524 Anneliese.diedrichs@bny.com	Marius Merz +1 212 298 1480 marius.merz@bny.com

BNY

BNY is a global financial services company that helps make money work for the world – managing it, moving it and keeping it safe. For more than 240 years BNY has partnered alongside clients, putting its expertise and platforms to work to help them achieve their ambitions. Today BNY helps over 90% of Fortune 100 companies and nearly all the top 100 banks globally to access the money they need. BNY supports governments in funding local projects and works with over 90% of the top 100 pension plans to safeguard investments for millions of individuals, and so much more. As of March 31, 2025, BNY oversees $53.1 trillion in assets under custody and/or administration and $2.0 trillion in assets under management.

BNY is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Headquartered in New York City, BNY has been named among Fortune’s World’s Most Admired Companies and Fast Company’s Best Workplaces for Innovators. Additional information is available on www.bny.com. Follow on LinkedIn or visit the BNY Newsroom for the latest company news.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, BNY’s strategic priorities and opportunities. These statements are not guarantees of future results or occurrences, are inherently uncertain and are based upon current beliefs and expectations of future events, many of which are, by their nature, difficult to predict, outside of BNY’s control and subject to change. Actual results may differ, possibly materially, from the anticipated results expressed or implied in these forward-looking statements as a result of a number of important factors, including, but not limited to, the factors identified above and the risk factors and other uncertainties set forth in BNY’s Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and BNY’s other filings with the Securities and Exchange Commission. All statements in this press release speak only as of the date on which such statements are made and BNY undertakes no obligation to update the information to reflect events or circumstances that arise after that date or to reflect the occurrence of unanticipated events.